Exhibit 99.1

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, Inc.
	MarineMax, Inc.	203/682-8211
	727/531-1700	bcohen@icrinc.com
FOR IMMEDIATE RELEASE
MARINEMAX REPORTS SECOND QUARTER FISCAL 2011 RESULTS
~Same store sales increased 5%~
~Revenue and gross margins improved compared with the prior year quarter~
CLEARWATER, FL, April 29, 2011 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second fiscal quarter ended March 31, 2011.
Revenue was $115.8 million for the quarter ended March 31, 2011 compared with $110.1 million for the comparable quarter last year. Same-store sales increased approximately 5% compared with a 5% decrease in the comparable quarter last year. The net loss for the second quarter of fiscal 2011 was $4.5 million, or $0.20 per share, compared with a net loss of $6.3 million, or $0.29 per share, for the comparable quarter last year.
Inventory was $190.2 million as of March 31, 2011, essentially flat compared with $189.2 million as of December 31, 2010. On a year-over-year basis, inventory was up 9% over the $173.7 million of inventory at March 31, 2010, largely due to new product lines added to the Company’s product portfolio over the past year and the timing of the receipt of such products before the start of the seasonally stronger selling season.
Revenue was $207.9 million for the six months ended March 31, 2011 compared with $210.6 million for the comparable period last year. Same-store sales decreased approximately 1% compared with a 3% increase in the comparable period last year. The net loss for the six-months ended March 31, 2011 was $9.2 million, or $0.41 per share, compared with net income of $3.8 million, or $0.17 per diluted share, for the comparable period last year. The Company’s results for the six-month period ended March 31, 2010 included a tax benefit of approximately $19.3 million, or $0.86 per diluted share, primarily related to the recognition of fiscal 2009 tax net operating loss carry-backs. Without the tax benefit, the Company would have incurred a net loss of $15.5 million, or $0.71 per share, for the first six months of the last fiscal year.
William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “The March quarter was the second consecutive quarter in which we experienced improving business trends in an otherwise challenging industry environment. Our new boat sales were up for the second consecutive quarter compared with the comparable prior year quarters, which is in contrast to the declines that are still being reported across the industry. However, recent reports indicate that the industry may be starting to improve as we approach the summer selling season. We also drove another quarter of improvement in gross margins as the aging of our inventory improved and we maintained a disciplined pricing strategy. Additionally, dealer failures and soft used boat prices are largely behind us, which is helping to improve the overall health of the industry.”
~more~

Mr. McGill continued, “During the quarter, we also announced three important steps towards enhancing our product offerings and expanding our geographic footprint. First, we added Bayliner to our product offerings in eight states, allowing us to serve consumers we historically had not targeted with our existing brands. We also formed a strategic alliance with Marinas International, an operator of 27 marinas with over 15,000 slips across the country, which will provide us with the opportunity to establish sales brokerage offices in its marinas while supplying its marinas with increased traffic and occupancy. Finally, we expanded our geographic footprint, adding our 57th location with the acquisition of Treasure Island Marina’s retail sales and brokerage operation in Panama City, Florida. We continue to evaluate additional opportunities to further expand and position MarineMax to take advantage of improvements in industry demand while maintaining a tight focus on our team, customers, expenses, and inventory.”
About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Bayliner, Hatteras, Azimut Yachts, Malibu, Nautique and Grady White, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 57 retail locations and operates within Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock Exchange-listed company.
Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma, or non-GAAP, measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s assessment of industry conditions; the Company’s assessment of its ability to increase gross margins; the Company’s belief that the steps it has taken will enhance its product offerings and expand its geographic footprint; the Company’s assessment that its strategic alliance with Marina International will provide it with the opportunity to establish additional sales brokerage offices and supply the marinas with increased traffic and occupancy; and the ability of the Company to further expand and position itself for an improvement in industry demand while maintaining a tight focus on its team, customers, expenses and inventory. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
~more~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenue	$115,756	$110,116	$207,946	$210,565
Cost of sales	88,961	85,910	157,569	164,388

Gross profit	26,795	24,206	50,377	46,177

Selling, general, and administrative expenses	30,446	29,631	57,887	59,260

Loss from operations	(3,651)	(5,425)	(7,510)	(13,083)

Interest expense	836	1,059	1,679	2,521

Loss before income tax benefit	(4,487)	(6,484)	(9,189)	(15,604)

Income tax benefit	—	(146)	—	(19,419)

Net income (loss)	$(4,487)	$(6,338)	$(9,189)	$3,815

Basic net income (loss) per common share	$(0.20)	$(0.29)	$(0.41)	$0.17

Diluted net income (loss) per common share	$(0.20)	$(0.29)	$(0.41)	$0.17

Weighted average number of common shares used in computing net income (loss) per common share:

Basic	22,329,156	21,982,631	22,283,970	21,888,574

Diluted	22,329,156	21,982,631	22,283,970	22,521,571

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	March 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,436	$16,786
Accounts receivable, net	19,987	20,312
Inventories, net	190,160	173,695
Prepaid expenses and other current assets	6,069	9,319

Total current assets	237,652	220,112

Property and equipment, net	98,641	99,621
Other long-term assets	1,264	2,347

Total assets	$337,557	$322,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,982	$27,077
Customer deposits	9,556	10,790
Accrued expenses	26,028	23,490
Short-term borrowings	90,031	53,000

Total current liabilities	137,597	114,357

Other long-term liabilities	4,675	3,168

Total liabilities	142,272	117,525

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	208,992	207,755
Retained earnings	2,080	12,587
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	195,285	204,555

Total liabilities and stockholders’ equity	$337,557	$322,080

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
GAAP net income (loss) as reported	$(4,487)	$(6,338)	$(9,189)	$3,815
Less the tax benefit related to tax loss carry-backs due to recent changes in tax law	—	—	—	(19,273)

Non-GAAP proforma net loss	$(4,487)	$(6,338)	$(9,189)	$(15,458)

GAAP diluted net income (loss) per common share	$(0.20)	$(0.29)	$(0.41)	$0.17

Less the tax benefit per share related to tax loss carry-backs due to recent changes in tax law	—	—	—	(0.86)
Non-GAAP proforma net loss per common share	$(0.20)	$(0.29)	$(0.41)	$(0.71)

Common shares used in the calculations of net income (loss) per common share	22,329,156	21,982,631	22,283,970	21,888,574